Exhibit 10.1

DEMAND PROMISSORY NOTE

$363,000.00	As of October 1, 2014

FOR VALUE RECEIVED, The Bank of New York Mellon Trust Company, N.A., solely in its capacity as trustee for the TEL OFFSHORE TRUST, a trust formed under the laws of the State of Texas, having an address at 919 Congress Avenue, Austin, Texas 78701 (“Borrower”), promises to pay ON DEMAND to the order of THE BANK OF NEW YORK MELLON (“Lender”), whose address is 919 Congress Avenue, Austin, Texas 78701, at said address or such other address as may be designated in writing by the holder hereof from time to time, the principal sum of THREE HUNDRED SIXTY-THREE THOUSAND AND No/100 Dollars ($363,000.00), together with interest on said principal, at a rate equal to one-half percent (0.5%) per annum, provided, however, that in no event shall such rate exceed the maximum legal rate of interest permitted by applicable law.

This Note evidences an extension of credit for borrowed money authorized under Section 6.08 of the Trust Agreement dated as of January 1, 1983, by and among Tenneco Offshore Company, Inc., Texas Commerce Bank National Association, Horace C. Bailey, Joseph C. Broadus and F. Arnold Daum.

All amounts outstanding under this Note will be due and payable in cash on the earliest to occur of (i) the date written demand for payment is made by Lender or (ii) December 31, 2015.  Borrower promises to pay interest on the outstanding and unpaid principal amount of this Note at a rate per annum equal to one-half percent (0.5%).  All interest due hereunder shall be calculated on the basis of the actual number of days elapsed in the related interest accrual period over a year of 365 or 366 days, as the case may be.

Borrower may prepay any outstanding principal and accrued and unpaid interest under this Note, in whole or in part, at any time without penalty.

To the extent the maximum non-usurious interest rate which Borrower is permitted by law to contract or agree to pay (the “Maximum Rate”) as provided in this Note is determined by reference to the laws of the State of Texas, the Maximum Rate shall be determined by reference to the indicated (weekly) rate ceiling (as defined and described in Chapter 303 of the Texas Finance Code, as amended) at the applicable time in effect.  For purposes of this Note, Borrower and Lender expressly acknowledge and agree that all agreements by Borrower to pay any amounts under this Note, or contracted for, charged, taken, reserved, or received with respect to the debt, including, without limitation, any interest as provided herein or late charges, which are or are deemed to be interest under applicable law shall in each instance include the agreement of Borrower and Lender that the aggregate of all sums agreed to be paid are hereby expressly limited to, and shall be reduced to an amount equal to the amount of interest at the Maximum Rate (the “Maximum Lawful Amount”).  It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note.  If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the debt, or if any prepayment results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other debt and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the debt until payment in full so that the rate or amount of interest on account of the debt does not exceed the maximum non-usurious rate from time to time in effect and applicable to the debt for so long as the debt is outstanding.

In the event of default in the payment of any installment of principal or interest when due hereunder, or upon failure in performance of any covenant, agreement, or obligation to be performed under any documents executed in connection with this Note, Lender may declare the entirety of this Note, principal and interest, immediately due and payable without further notice, but failure to exercise said option shall not constitute a waiver on the part of Lender of the right to exercise the same at any other time.

In the event default is made in the payment of this Note in whatever manner its maturity may be brought about, and it is placed in the hands of an attorney for collection, or is collected through probate, bankruptcy or other proceedings, Borrower promises to pay all reasonable amounts actually incurred by Lender for court costs and attorneys’ fees in connection therewith.

Borrower waives grace, notice, demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intention to accelerate, notice of acceleration of the indebtedness due hereunder and all other notice, filing of suit and diligence in collecting this Note, and the enforcing of any of the security rights of Lender, and consent and agree that the time of payment hereof may be extended without notice at any time and from time to time, and for periods of time, whether or not for a term or terms in excess of the original term hereof, without notice or consideration to, or consent from, any of them.  Time is of the essence hereof.

Any liability hereunder is the liability of the TEL Offshore Trust alone and is in no respect whatsoever the obligation of the trustees or owners of units of the TEL Offshore Trust.  Lender is dealing with the TEL Offshore Trust and is doing so in reliance solely upon the assets of the TEL Offshore Trust and not upon the trustees or such owners of units and neither the trustees nor such owners of units of the TEL Offshore Trust shall have any personal liability to Lender.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

EXECUTED to be effective the day and year first written above.

TEL OFFSHORE TRUST

By:	The Bank of New York Mellon Trust Company, N.A, its trustee

By:	/s/ Michael J. Ulrich
Michael J. Ulrich
Vice President